                                                      EXHIBIT 2

                                                   [CONFORMED]



                       OPTION AGREEMENT

          THIS OPTION AGREEMENT (the "Agreement") dated as of
June 23, 1995, between Hamilton Partners, L.P., a Bermuda lim-ited partnership ("Hamilton"), and Trump's Castle Associates, a New Jersey general partnership ("Trump"),


                     W I T N E S S E T H:

          WHEREAS, Trump wishes to obtain an option to purchase certain of the Increasing Rate Subordinated Pay-in-Kind Notes due November 15, 2005 (the "Notes") of Trump's Castle Funding, Inc. (the "Issuer") and Hamilton is willing to grant such an option;

          NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties hereto agree as follows:

          Section 1. GRANT OF OPTION. For and in considera-tion of the sum of $1,000,000.00 in cash (the "Option Payment") to be paid by Trump by wire transfer in immediately available funds, to the account designated on Schedule 1 attached hereto, Hamilton hereby grants to Trump the right and option (the "Option") to purchase from Hamilton on the Closing Date (as























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defined in Section 2 below) all but not less than all of the
Notes outstanding on the Closing Date and owned on the Closing Date by Hamilton or an entity controlled by Hamilton (the "Option Notes"), all against payment of the Exercise Price (as defined in Section 4 below). Nothwithstanding the foregoing, to the extent that Hamilton is unable, after making commericially reasonable efforts, to deliver, pursuant to
Section 4, to Trump all or part of the Option Notes owned by Hamilton or an entity controlled by Hamilton, the amount of Option Notes subject to the Option and to be delivered to Trump on the Closing Date pursuant to Section 4 shall be reduced by the amount of Option Notes that cannot be so delivered (and such Notes which cannot be so delivered shall in no event con-stitute Option Notes under this Agreement); PROVIDED, that in no event shall the amount of Option Notes delivered on the Closing Date pursuant to Section 4 be less than 92.0% of the aggregate of the Notes outstanding on the date hereof and any Notes paid as interest thereon since the date hereof. Trump shall use its best efforts to pay the Option Payment by 3:00 p.m., New York City time, on the date hereof. If the Option Payment to be paid by Trump in the manner set forth above is not received by Hamilton by the first business day subsequent to the date hereof, the Option shall be terminated, this Agree-ment shall have no force and effect and the parties hereto shall have no rights or obligations hereunder except that




























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Sections 7, 10, 12, 13, 14 and 15 shall survive and continue in full force and effect.

            Section 2. EXERCISE OF OPTION. The Option may be exercised by Trump's delivery of written notice (the "Exercise Notice") to Hamilton (in the manner hereinafter provided), at any time at or before 5:00 p.m., New York City time, on the date that is five business days prior to the Closing Date, specifying its (or its permitted assignee's) intention to exer-cise the Option and specifying the business day on which the closing hereunder shall occur (the "Closing Date"). The Clos-ing Date specified in the Exercise Notice shall not be later than the Final Closing Date (as defined in Section 5 below). Subject to the conditions set forth in Section 3(b), such writ-ten notice from Trump shall be irrevocable and shall obligate Trump to deliver on the Closing Date payment in the amount of the Exercise Price as set forth herein and to accept delivery of the Option Notes as set forth herein. No later than two business days prior to the Closing Date, Hamilton shall provide Trump with a written notice specifying the amount of Option Notes. In the event that (a) a Triggering Transaction (as defined in Section 4 below) occurs prior to the Closing Date or
(b) the Exercise Notice is not received by Hamilton on or prior to 5:00 p.m., New York City time, on the date that is five business days prior to the Final Closing Date, or (c) a




























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Bankruptcy Event (as defined in Section 6 below) occurs, then the Option will expire (x) in the case of clause (a) upon the occurrence of the Triggering Event, (y) in the case of clause (b) upon the Final Closing Date and (z) in the case of clause (c) upon the occurrence of such Bankruptcy Event (unless such Bankruptcy Event is the filing of an involuntary case or proceeding against Trump or the Issuer that is not stayed within 30 days of such filing, in which case, upon such 30th day), or, in each case, at such later time as Hamilton in its sole discretion determines (the "Expiration Date"), this Agree-ment shall have no further force and effect and the parties hereto shall have no rights or obligations hereunder, except that Sections 7, 10, 12, 13, 14 and 15 shall survive and con-tinue in full force and effect.

            Section 3.  CONDITIONS.  (a) The obligations of
Hamilton hereunder shall be subject to the performance by Trump of its obligations hereunder and to:

            (i) compliance with any applicable law, rule or reg-ulation (including, without limitation, gaming laws, rules and regulations) and compliance with any judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over any party hereto;





























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            (ii)  to the extent the Option Notes are held in
trust (the "Trust") pursuant to the Trust Agreement dated Feb-ruary 24, 1995 between Hamilton and Morris Pashman, as trustee, for the benefit of Hamilton, acceptance by the trustee under the Trust of Hamilton's direction that the Trust authorize the sale of such Option Notes;

            (iii) Hamilton being reasonably satisfied that con-temporaneously with the sale and transfer of the Option Notes to Trump, such Option Notes will be retired by the Issuer; and

            (iv) the continued truth and accuracy on and as of the Closing Date of the representations and warranties of Trump.

            (b) Upon exercise of the Option, the obligations of Trump to purchase the Option Notes hereunder shall be subject to:

            (i) compliance with any applicable law, rule or reg-ulation (including, without limitation, gaming laws, rules and regulations) and compliance with any judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over any party hereto;

            (ii) receipt of any governmental or third-party con-sents necessary to consummate the exercise of the Option, including any consents under debt instruments to which Trump or any of its affiliates is a party where failure to obtain such consents would result in a default under such debt instruments;

            (iii) compliance by Hamilton with its obligation to provide to Trump, no later than two business days prior to the Closing Date, a written notice specifying the amount of Option
Notes; and

            (iv) the continued truth and accuracy on and as of the Closing Date of the representations and warranties of Hamilton.

            (c) In the event Trump exercises the Option, and Hamilton is not obligated to perform hereunder by virtue of the failure of any of the conditions set forth in Sec-tion 3(a)(ii) and, to the extent such compliance relates to Hamilton, Section 3(a)(i), then, Hamilton shall refund the Option Payment and any Additional Option Payment (as defined in Section 5 below), in each case, with interest from the date of such payment at the prime rate, to Trump.

            Section 4.  TRANSFER OF NOTES; EXERCISE PRICE.
(a) Upon exercise of the Option in accordance with Section 2 and subject to Section 3, Hamilton (or a person delivering Option Notes on behalf of Hamilton) shall on the Closing Date sell and transfer to Trump (subject to payment therefor as set


























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forth herein), free and clear of any adverse interests or
claims, the Option Notes against payment to Hamilton or its designee of the Exercise Price, and shall deliver to Trump the certificates evidencing the Option Notes, duly endorsed for transfer to Trump or its designated purchaser or accompanied by duly executed bond powers, and accompanied by any applicable transfer tax stamps; PROVIDED that if any of the Notes are in "book entry" form, delivery of such Notes shall be made by delivery of irrevocable instructions to the depository to transfer such Notes in accordance with instructions from Trump.

            (b) Against delivery of the Option Notes and in full payment therefor, Trump shall deliver to Hamilton, no later than 1:00 p.m., New York City time, on the Closing Date, by wire transfer in immediately available funds an amount equal to the sum of (i) 60.0% of the aggregate principal amount of all Option Notes delivered to Trump pursuant to the terms hereof plus (ii) 60.0% of the aggregate principal amount of any accrued but unpaid interest on such Option Notes PLUS (iii) an additional 40.0% of the aggregate principal amount of the Option Notes delivered to Trump pursuant to the terms hereof that are outstanding on the Closing Date but are not outstand-ing on the date hereof (the sum of clauses (i), (ii) and (iii) of this Section 4(b) being referred to herein as the "Exercise Price").




























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            (c)  If, within eighteen months of the Closing Date,
the Issuer or all or substantially all of its assets are sold
(by sale, merger or otherwise) or other transactions or events take place which, pursuant to the terms of the Notes and the indenture governing the Notes on the date hereof (the "Inden-ture"), each as in effect on the date hereof, require or would require redemption of the Notes (were they then outstanding) at an amount equal to or greater than the aggregate principal amount thereof under the Indenture (each such sale or other transaction or event, a "Triggering Transaction"), Trump shall make additional payments to Hamilton, until the aggregate of such additional payments is equal to 40% of the aggregate prin-cipal amount of the Notes that are outstanding on the date hereof which were delivered to Trump pursuant to the terms hereof on exercise of the Option, as follows:

            (i) In the case of Triggering Transactions which require or would have required a redemption pursuant to
Section 11.11 of the Indenture, an amount (each, a "Section 11 Amount") equal to the amount which would have been required to be applied to a redemption of Notes pursuant to Section 11.11 of the Indenture, multiplied by a fraction, the numerator of which is the principal amount of Option Notes delivered by Hamilton on the Closing Date, and the denominator of which is the outstanding principal amount of the Notes on the Closing Date; and

            (ii) In the case of all other Triggering Transac-tions, an amount equal to the excess of (x) 40% of the aggre-gate principal amount of the Notes that are outstanding on the date hereof which were delivered to Trump pursuant to the terms hereof on exercise of the Option over (y) the aggregate of all
Section 11 Amounts previously paid pursuant hereto.

            Trump shall make such payments whether or not the Indenture is still in effect or any Notes are still outstanding at the time of any Triggering Transactions. Such payments shall be made by Trump, to an account designated by Hamilton, by wire transfer in immediately available funds on the date of each such Triggering Transaction. Notwithstanding the fore-going, the merger of the Issuer or Trump with or into, or the sale of all or substantially all of the assets of the Issuer or Trump to, Trump Hotels & Casino Resorts, Inc., Trump Hotels & Casino Resorts Holdings, L.P., or a subsidiary thereof (pro-vided that Trump Hotels & Casino Resorts, Inc. or Trump Hotels & Casino Resorts Holdings, L.P. shall own at least 80% of the outstanding capital stock of such subsidiary) shall be deemed not to be a Triggering Transaction if such transaction does not effectively transfer control of the Issuer or its assets to a person that is not an affiliate of Trump (a "Non-Triggering



























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Merger").  A transaction or other event that would have been a
Triggering Transaction but for the consummation of a Non-Triggering Merger shall be deemed to be a Triggering Trans-action for purposes of this Agreement.

            Section 5. CLOSING DATE. (a) Unless extended pursu-ant to paragraph (b) of this Section 5, the Final Closing Date shall be no later than December 12, 1995.

            (b) Upon notice to Hamilton, the last date on which the Closing Date may occur (the "Final Closing Date") may be extended to the date set forth below as the Revised Final Clos-ing Date, at the option of Trump, by Trump's delivery to Hamilton, no later than 1:00 p.m., New York City time, on the business day immediately preceding the Final Closing Date then in effect, by wire transfer in immediately available funds of the amount set forth below as the Additional Option Payment
(the "Additional Option Payment"):

                              ADDITIONAL          REVISED FINAL
      EXTENSION DATE          OPTION PAYMENT      CLOSING DATE
      December 11, 1995       $100,000            January 16, 1996
      January 15, 1996        $100,000            February 15, 1996
      February 14, 1996       $150,000            March 19, 1996
      March 18, 1996          $150,000            April 19, 1996
      April 18, 1996          $200,000            May 20, 1996
      May 17, 1996            $200,000            June 21, 1996


            Section 6.  STAND ASIDE.  From the date hereof
through and including the earlier of (a) the Closing Date (or,






















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if negotiations with respect to an exchange, consent or similar transaction continue beyond the Closing Date, the date that is ten days after the Closing Date) and (b) the Expiration Date, Hamilton shall not participate in any negotiations involving holders of Trump's Castle Funding, Inc.'s First Mortgage Notes due 2003 (the "First Mortgage Notes") and shall participate with respect to any First Mortgage Notes directly or indirectly owned or controlled by it at the exchange, consent or record date, if any, in any exchange, consent or similar transaction agreed to by a majority of other holders of First Mortgage Notes. Notwithstanding the foregoing, Hamilton shall have no obligations under this Section 6 (and the preceding sentence shall have no force or effect) (a) if Trump does not support Hamilton as set forth in Section 7 below or (b) in the event that (i) the Issuer becomes insolvent, (ii) any case or pro-ceeding is commenced or order entered under any state or fed-eral bankruptcy law by or against Trump or the Issuer, (iii) a receiver, trustee, assignee, liquidator, sequestrator or simi-lar official is appointed for the Issuer or for all or substan-tially all of its property or (iv) the Issuer makes a general assignment for the benefit of its creditors (any such event under this clause (b), a "Bankruptcy Event").

            Section 7.  QUALIFICATION PROCEEDINGS.  Trump shall
raise no objection to Hamilton's acquisition or holding of the

Notes, either before the New Jersey Casino Control Commission (the "Commission") or any other regulatory body, government instrumentality or court having jurisdiction over Hamilton, and upon request of Hamilton, shall support Hamilton in any pro-ceeding for Hamilton's qualification as a financial source before the Commission. Nothing contained in this Section 7 is intended, or shall be construed, to affect or impair the obli-gations of Trump and its affiliates pursuant to applicable law, including, but not limited to, the New Jersey Casino Control Act and the rules and regulations promulgated thereunder, or to limit the ability of Trump or any of its affiliates to respond in good faith to inquiries or requirements of the Commission or the New Jersey Division of Gaming Enforcement. This paragraph shall survive any termination or expiration of this Agreement.

            Section 8. NOTICES. All notices hereunder shall be in writing, shall be deemed delivered on the date received and shall be either delivered in person, by overnight courier or by facsimile, and, unless notification is given as to a different address or facsimile number, shall be addressed as follows:

            (i)  If to Hamilton, to:

            Hamilton Partners, L.P.
            Par-la-Ville Road
            Hamilton HM11
            Bermuda
            Attention:  Thomas F. Dailey
            Facsimile No.:  809-299-7408
            with a copy to:

            Cahill Gordon & Reindel
            80 Pine Street
            New York, New York  10005
            Attention:  John P. Mitchell
            Facsimile No.:  212-269-5420

            (ii)  If to Trump, to:

            Trump's Castle Associates
            725 Fifth Avenue
            New York, New York  10023
            Attention:  Chief Executive Officer
            Facsimile No.:  212-935-0141

            with a copy to:

            Willkie Farr & Gallagher
            153 East 53rd Street
            New York, New York  10022
            Attention:  Jack H. Nusbaum
            Facsimile No.:  212-821-8111


            Section 9. ASSIGNMENT. Except in the case of a transfer or assignment by Trump to one of its affiliates, the rights and obligations under this Agreement of any party hereto may not be transferred or assigned without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, no such transfer or assignment shall relieve either Hamilton or Trump of its obligations hereunder.

            Section 10. TRANSFER TAXES; EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contem-plated hereby. Notwithstanding the foregoing, Trump will pay the cost of all transfer taxes, if any, payable upon the sale and transfer of the Option Notes pursuant to this Agreement.

            Section 11.  REPRESENTATIONS AND WARRANTIES.

            (a) Hamilton represents and warrants (both as of the date of this Agreement and as of the Closing Date) to Trump as follows: Hamilton is an entity duly organized, validly exist-ing and in good standing under the laws of the jurisdiction of its formation, with full power and authority to execute and deliver this Agreement and to perform its obligations hereun-der. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of Hamilton and this Agreement constitutes a valid and binding obligation of Hamilton enforceable against Hamilton in accordance with its terms. On and as of the Closing Date, Hamilton, or the person delivering Option Notes on behalf of Hamilton, is the lawful owner of the Option Notes delivered by it, free and clear of any adverse interests or claims. Hamilton, together with the Trust, beneficially owns at least 92.0% of the Notes outstand-ing on the date hereof.

            (b) Trump represents and warrants (both as of the date of this Agreement and as of the Closing Date) to Hamilton as follows: Trump is an entity duly organized, validly exist-ing and in good standing under the laws of the jurisdiction of its formation, with full power and authority to execute and deliver this Agreement and to perform its obligations hereun-der. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of Trump and this Agreement constitutes a valid and binding obligation of Trump enforceable against Trump in accordance with its terms.

            Section 12.  AMENDMENTS.  This Agreement may not be
in any way modified, amended, terminated, extended or dis-charged except by a written instrument signed by each of Trump and Hamilton.

            Section 13. SPECIFIC PERFORMANCE. The parties acknowledge that the subject matter of this Agreement is unique and that no adequate remedy of law would be available for breach of this Agreement by either party hereto. Accordingly, each party hereto agrees that the other party hereto shall be entitled to an appropriate decree of specific performance or other equitable remedies to enforce this Agreement, and each party hereto waives the defense in any action or proceeding brought to enforce this Agreement that there exists an adequate remedy at law.

            Section 14.  GOVERNING LAW; JURISDICTION.  THIS
AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH
THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE

CONFLICTS OF LAW PRINCIPLES THEREOF. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT OR CONDUCT IN CONNECTION WITH THIS AGREEMENT IS HEREBY WAIVED. EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLU-SIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE COUNTY OF NEW YORK, NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY OF THE MATTERS CONTEMPLATED HEREBY.

            Section 15. MISCELLANEOUS. This Agreement may be executed in counterparts, all of which together shall be con-sidered a single instrument. This Agreement constitutes the entire agreement between the parties with respect to the sub-ject matter hereof, supersedes all prior agreements and under-standings, both written and oral, between the parties hereto with respect to the subject matter hereof. The provisions hereof shall inure to the benefit of and be binding upon the successors and permitted assignees, if any, of Hamilton and Trump.

            IN WITNESS WHEREOF, the parties hereto have duly exe-cuted this Agreement as of the date and year first above written.

                                          TRUMP'S CASTLE ASSOCIATES



                                          By:/s/ Donald J. Trump
                                             Name:  Donald J. Trump
                                             Title: General Partner



                                          HAMILTON PARTNERS, L.P. BY
                                          SECURITIES TRADING LTD, G.P.



                                          By:/s/ Thomas F. Dailey
                                             Name:  Thomas F. Dailey
                                             Title: President